Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

THE STOCKHOLDERS OF DRC TECHNOLOGIES, INC.,

DRC Technologies, Inc.

and

RF INDUSTRIES, LTD.

i

TABLE OF CONTENTS (cont.)

ii

TABLE OF CONTENTS (cont.)

		Page

Section 9.07	Successors and Assigns	49
Section 9.08	No Third-party Beneficiaries	49
Section 9.09	Amendment and Modification	49
Section 9.10	Governing Law	49
Section 9.11	Specific Performance	50
Section 9.12	Counterparts	50

Schedule 1	Seller’s Accounts
Schedule 2	Third Party Consents
Exhibit A	Escrow Agreement
Exhibit B	Form of Key Employee Employment Agreement

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated November 4, 2019, is entered into between RF Industries, Ltd., a Nevada corporation (“Buyer”), DRC Technologies, Inc., a Rhode Island corporation (“Seller”) and David Therrien and Richard DeFelice (each such stockholder individually “Stockholder” and, collectively, “Stockholders” and, together with Buyer and Seller, the “Parties”).

RECITALS

WHEREAS, Stockholders collectively own all of the issued and outstanding shares of common stock, $0.01 par value of Seller;

WHEREAS, on the terms hereinafter provided, prior to the Closing, Seller, the Stockholders and the Company consummated a restructuring, pursuant to which: (a) at least one day prior to the Closing Date, the Stockholders contributed the Shares to Seller, an entity treated as an S corporation (within the meaning of Sections 1361 and 1362 of the Code) effective as of its date of formation (the “Stockholder Contribution”); (b) Seller caused the Company to qualify as a “qualified Subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code by making a valid election for the Company on IRS Form 8869 effective as of the date of the Stockholder Contribution, consistent with Treasury Regulation Section 1.1361-4(b)(3)(ii) (the “QSub Election”); (c) as a result thereof, Seller owns all of the issued and outstanding Shares; and (d) taken together, the formation of the Seller and election to treat it as an S corporation, the Stockholder Contribution, and the QSub Election (together, the “Pre-Closing Restructuring”) is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and this Agreement is intended to be part of a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, Seller owns all the issued and outstanding shares of common stock, $0.01 par value (the “Shares”) of Schroff Technologies International, Inc., a Rhode Island corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Account” has the meaning set forth in Section 2.02.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, brought by or before any Governmental Authority.

“Adjusted EBITDA” means, with respect to the Earn-Out Period, the net income prepared in accordance with GAAP, before interest, income taxes, depreciation and amortization of the Company for such Calculation Period, based on the Company’s financial statements, adjusted as follows:

(i)              All corporate overhead and other administrative expenses of Buyer that are allocated by Buyer to the Company because it is included in a consolidated group of companies, or any other costs and expenses that are not directly related to the Company or that the Company incurs or is required to incur as a result of being a subsidiary or other Affiliate of Buyer (including for example in both instances, an allocation of public company expenses, Sarbanes Oxley Act of 2002 compliance expenses, additional Securities and Exchange Commission related accounting expenses, and other similar expenses allocated by the Buyer to its divisions and subsidiaries) shall be excluded from the Adjusted EBITDA calculations.

(ii)              Products, parts and other items sold or transferred by the Company to Buyer (or any Affiliate of Buyer) shall be recorded as a sale by the Company at a price equal to the price at which the Company would have sold such product, part or item to an unaffiliated third party, and any products, parts and items purchased or otherwise received by the Company from Buyer (or any Affiliate of Buyer) shall be recorded as a purchase by the Company at a price equal to the price at which Buyer would have purchased such product, part or item from an unaffiliated third party.

(iii)            Any services provided by the Company to Buyer (or any Affiliate of Buyer) shall be valued at the price that the Company would have charged to an unaffiliated third party for such services, and any services received by the Company from Buyer (or any Affiliate of Buyer) shall be valued at the price that the Company would have paid for such services to an unaffiliated third party.

(iv)            Costs and expenses incurred in connection with the transactions contemplated by the Agreement shall be excluded from the Adjusted EBITDA calculations.

(v)             Extraordinary, unusual, infrequent or nonrecurring items of gain or loss shall be excluded from the Adjusted EBITDA calculations.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.04.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in either California or Rhode Island are closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.04.

“Closing Cash Consideration” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Continuing Employees” has the meaning set forth in Section 5.06(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Deemed Asset Sale Treatment” means the treatment of the disposition of the Shares as a disposition of the Company’s assets for U.S. federal and applicable state and local income Tax purposes as opposed to the disposition of the Shares having been treated as the disposition of the equity interests of an “S corporation” (with the meaning of Section 1361(a)(1) of the Code) by the Stockholders.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer immediately prior to the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Calculation” has the meaning set forth in Section 7.01(b)(i).

“Earn-Out Calculation Delivery Date” has the meaning set forth in Section 7.01(b)(i).

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 7.01(b)(ii).

“Earn-Out Calculation Statement” has the meaning set forth in Section 7.01(b)(i).

“Earn-Out Payment” has the meaning set forth in Section 7.01(a).

“Earn-Out Period” means the twenty-four month period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

“Earn-Out Review Period” has the meaning set forth in Section 7.01(b)(ii).

“Employment Agreements” means the Employment Agreements between Key Employees and the Company, in the form attached hereto as Exhibit B.

“Encumbrance” means any charge, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials in violation of Environmental Law; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action issued, granted, given, authorized by or made by, or required to be issued, granted, given, authorized by or made by, any Governmental Authority pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means the financial institution Seller designates as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, Seller, and Buyer, in the form attached hereto as Exhibit A.

"Escrow Amount" has the meaning set forth in Section 2.02.

“Excess Tax Payment” has the meaning set forth in Section 6.05.

“Excess Tax Payment Proposal” has the meaning set forth in Section 6.05.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnified Taxes” means any Losses attributable to (a) any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company for any Pre-Closing Tax Period; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of applicable foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating in each case to an event or transaction occurring on or before the Closing Date; (f) the employer’s share of all employment, payroll and similar Taxes incurred by the Company or Seller in connection with payments (A) made by the Company or Seller in connection with the transactions contemplated by the Transaction Documents and (B) that are accrued for income Tax purposes on or before the Closing Date; (g) any Transfer Taxes that are the responsibility of Seller pursuant to Section 6.09; and (h) Taxes of Seller or the Stockholders or any of their predecessors or Affiliates (including, for the avoidance of doubt, any Taxes resulting from the transactions contemplated by the Transaction Documents) (provided, that the foregoing shall not be construed as diminishing the Excess Tax Payment) and, (i) the matter described under Section 3.20(d) of the Disclosure Schedules.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means CohnReznick LLP.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“IP Escrow Amount” has the meaning set forth in Section 2.02.

“IP Losses” has the meaning set forth in Section 8.02(c).

“Key Employees” means David Therrien, Richard De Felice and Christophe Massenet.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Key Employee, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any commercial entity engaged in design, manufacturing, assembling, purchasing, selling or distributing of intelligent thermal control systems and ambient thermal systems for wireless telecommunications purposes.

“Restricted Period” has the meaning set forth in Section 5.02(a).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Shares” has the meaning set forth in the recitals.

“Stockholders” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 6.03.

“Taxes” means all federal, state, local, foreign and other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind, including income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, value added, natural resources, healthcare, escheat or unclaimed property (in each case whether treated as a tax under local Law), social security, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum or other taxes, fees, assessments or charges of any kind whatsoever in the nature of taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, in each case whether disputed or not.

“Tax Claim” has the meaning set forth in Section 6.07.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including, without limitation, FinCEN Form 114 or Treasury Form TD F 90-22.1, any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means a Contract, a principal purpose of which is the sharing or allocation of or indemnification for Taxes and shall not, for the avoidance of doubt, include commercial agreements entered into in the ordinary course of business and not principally concerning Taxes.

“Territory”, “U.S.” or “United States” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement and the Employment Agreements to be entered into by Seller and the Stockholders.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.

“Union” has the meaning set forth in Section 3.21(b).

ARTICLE II
Purchase and sale

Section 2.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02       Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be $4,000,000 plus any earn-out amounts payable pursuant to Article VII below. The Purchase Price shall be delivered by the Buyer to Seller as follows: (a) $3,100,000 in cash (the “Closing Cash Consideration”) will be delivered by Buyer to Seller at the Closing by wire transfer of immediately available funds to the account(s) designated in writing by Seller (the “Account”); (b) $300,000 in cash (the "Escrow Amount") will be deposited with, and held and administered in escrow by the Escrow Agent subject to the terms of the Escrow Agreement; and (c) $600,000 in cash (the “IP Escrow Amount”) will be deposited with, and held and administered in escrow by the Escrow Agent subject to the terms of the Escrow Agreement. The Parties agree to allocate the Purchase Price for tax purposes as provided in Section 6.04.

Section 2.03       Closing Deliverables.

(a)               At the Closing, Buyer shall deliver to Seller:

(i)               a counterpart of this Agreement duly executed by Buyer;

(ii)              the Closing Cash Consideration, in the manner set forth in Section 2.02;

(iii)             a counterpart of each of the Employment Agreements duly executed by Buyer; and

(iv)             a counterpart of the Escrow Agreement duly executed by Buyer.

(b)               At the Closing, Seller shall deliver to Buyer:

(i)               a counterpart of this Agreement duly executed by Seller and the Stockholders;

(ii)              a counterpart of each of the Employment Agreements, each duly executed by the applicable Key Employee;

(iii)             a counterpart of the Escrow Agreement duly executed by Seller;

(iv)             all stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with any required stock transfer tax stamps affixed thereto;

(v)              those Third-Party Consents specified on Schedule 2 hereto;

(vi)             a certificate in form and substance satisfactory to Buyer and validly executed by a duly authorized officer of the Seller pursuant to Treasury Regulations Section 1.1445-2(b) stating that the Seller is not a foreign person within the meaning of Section 1445 of the Code;

(vii)            a good standing certificate for the Company from the secretary of state of the State of Rhode Island; and

(viii)           written resignations, effective as of the Closing Date, of each of the officers and directors of the Company.

Section 2.04       Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of documents and instruments via mail, courier, email and/or telecopy and by wire transfer of funds on the date of execution by the parties of this Agreement (the “Closing Date”), unless another time, date or place is agreed to in writing by Seller and the Buyer.

Section 2.05       Withholding Tax. Buyer, the Escrow Agent and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer, the Escrow Agent or the Company may be required to deduct and withhold under any provision of applicable Tax Law. All such withheld amounts shall be treated as having been paid to the Person in respect of whom such deduction and withholding was made; provided, that the applicable withholding agent will use commercially reasonable efforts to give the Seller advance notice prior to effecting any such deduction or withholding.

ARTICLE III
Representations and Warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01       Due Execution by Seller. This Agreement and the other Transaction Documents have each been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) each such agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.02       Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Rhode Island and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03       Capitalization.

(a)               The authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value (“Common Stock”), of which 5,000 shares are issued and outstanding and constitute the Shares. No shares of preferred stock are authorized or outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, representing 100% of the outstanding shares of Common Stock, free and clear of all Encumbrances.

(b)               All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller, Stockholders or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller, the Stockholders or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04       No Subsidiaries. The Company does not own or have any interest in any capital stock or other equity interests in any Person or have an ownership interest of any type in any other Person.

Section 3.05       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller the Stockholders or the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller, the Stockholders or the Company is a party or by which Seller, the Stockholders or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, Stockholders or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06       Financial Statements. Complete copies of the Company’s unaudited financial statements, consisting of the balance sheet of the Company as at December 31 in each of the years 2016, 2017, 2018 and the related statements of income and retained earnings and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2019 and the related statements of income and retained earnings for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07       Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08       Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Interim Balance Sheet Date, and (except as set forth in Section 3.08(x)) other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the charter, by-laws or other organizational documents of the Company;

(c)               split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)               declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock, other than the payment and distribution of $1,473,000 to the Seller and/or the Stockholders at or immediately prior to the Closing;

(f)                material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)               material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any indebtedness for borrowed money;

(j)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements, including the disposition of any Intellectual Property, in each case other than in the ordinary course of business consistent with past practice;

(k)               material damage, destruction or loss (whether or not covered by insurance) to its property;

(l)                 any capital investment in, or any loan to, any other Person;

(m)             acceleration, termination, material modification to or cancellation of any Material Contract or any Contract to which the Company is a party or by which it is bound that would, if it remained in effect, constitute a Material Contract;

(n)               any material capital expenditures;

(o)               imposition of any Encumbrance (except for any Permitted Encumbrance) upon any of the Company properties, capital stock or assets, tangible or intangible;

(p)               (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than (x) as provided for in any written agreements, or (y) required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000 per year, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q)               hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(r)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)                any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t)                 entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)             purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)            acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)              action by the Company, other than as contemplated by this Agreement, to (i) make, change, revoke or rescind any Tax election, method, policy or practice, (ii) amend any Tax Return, (iii) settle or compromise any Tax proceeding, (iv) file any request for a ruling or special Tax incentive with any taxing authority, (v) file any Tax Return (including any amendment to any Tax Return) in a manner inconsistent with past practice, (vi) initiate any voluntary disclosure, Tax amnesty filing or other Action relating to Taxes, (vii) surrender any right to claim a Tax refund, or (viii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction, in each case outside of the ordinary course of business consistent with past practice and that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period; or

(y)             any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09           Material Contracts.

(a)             Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules being “Material Contracts”):

(i)               each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)              all Contracts that provide for the indemnification by the Company of any Person or the assumption by the Company of any Tax or other Liability of any Person;

(iii)            all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(v)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party, and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi)            except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(vii)           all Contracts with any Governmental Authority to which the Company is a party;

(viii)          all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)            any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)              all Contracts between or among the Company on the one hand and Seller or the Stockholders or any Affiliate of Seller or the Stockholders (other than the Company) on the other hand;

(xi)             all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xii)            any other Contract that is material to business or operations the Company and not previously disclosed pursuant to this Section 3.09.

(b)             Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10           Title to Assets; Real Property.

(a)               The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)               liens for Taxes not yet due and payable;

(ii)              mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company;

(iii)             easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(iv)             liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or

(v)              other liens or imperfections of title that are not, individually or in the aggregate, material to the business of the Company.

(b)             Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company does not own any Real Property. Seller has delivered or made available to Buyer true, complete and correct copies of all leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. To the Knowledge of Seller, the use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any applicable Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11            Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12            Intellectual Property.

(a)             Section 3.12 of the Disclosure Schedule accurately identifies and describes each item of Intellectual Property including, without limitation, patents and patent applications, copyrights and copyright applications, trademarks and trademark applications owned, purported to be owned by or licensed to the Company (collectively, the “Company Intellectual Property”), to the extent that such Company Intellectual Property is capable of being identified or described in such medium, and designates whether it is registered, filed, pending, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, and all applications for any of the foregoing (the “Registered Intellectual Property”) and designates whether it is owned by the Company or licensed to the Company from a third party (the “Licensed Intellectual Property”).

(b)              All Company Intellectual Property is valid, subsisting and pending or enforceable in all material respects. The Company exclusively owns all right, title and interest to and in Company Intellectual Property (other than Licensed Intellectual Property), free and clear of any liens (other than any nonexclusive licenses listed in Section 3.12 of the Disclosure Schedule), or in the case of Licensed Intellectual Property, the Company has rights to use such Licensed Intellectual Property to the extent used by the Company. Each Person who was involved in the creation or development of the Company Intellectual Property (other than Licensed Intellectual Property) is or was at the time an employee or independent contractor of Company and has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property to the Company and confidentiality provisions protecting the Company Intellectual Property. The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the Company Intellectual Property. The Company owns or otherwise has the right to use all Intellectual Property necessary to conduct its business.

(c)            The Company has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unauthorized use of or violated any terms of use of any Intellectual Property of any other Person or engaged in unfair competition in the course of operating its business. No product designed, produced, developed, marketed, tested, sold, licensed, built, operated, provided, distributed, or otherwise disposed of by the Company, and no method or process used in the manufacturing or provision of any such product, infringes, violates or makes unlawful or unauthorized use of or violates any terms of use of any Intellectual Property of, or contains any Intellectual Property misappropriated from, any other Person. The Company has not received any written, or to the Seller’s Knowledge, oral, notice or other communication alleging the actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of another Person.

(d)             Neither the execution, delivery or performance of any of this Agreement or any Transaction Agreement nor the consummation of any of the transactions contemplated hereby and thereby will, with or without notice and/or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or lien on, the Company Intellectual Property; (ii) the release, disclosure or delivery of the Company Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

Section 3.13            Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of the Company.

Section 3.14            Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15            Customers and Suppliers.

(a)               Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)              Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16           Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”). The execution of this Agreement and the consummation of the transactions contemplated hereby will not cause the termination or cancellation of any of the Insurance Policies. None of the Company, Seller, or the Stockholders nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17            Legal Proceedings; Governmental Orders.

(a)               There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller, the Stockholders or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller, the Stockholders or any Affiliate of Seller or Stockholders that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18            Compliance with Laws; Permits.

(a)               For the past three years the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)               All Permits required for the Company to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19            Environmental Matters.

(a)               The Company is currently and has, for the past six years, been in compliance with all Environmental Laws and has not, and the Company has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company as currently owned, leased, operated or used, and all such Environmental Permits are in full force and effect in accordance with Environmental Law. With respect to any such Environmental Permits, Seller and the Stockholders have undertaken all measures necessary to facilitate transferability of the same, and neither the Company, Seller or the Stockholders are aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)               No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)               There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased, by the Company during the periods that such real property was owned, operated or leased by the Company, and none of the Company, Seller or the Stockholders have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e)               Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)                Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and, to Seller’s Knowledge, any predecessor as to which the Company may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)               None of Seller, the Stockholders or the Company has retained or assumed, by contract or by operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)            Seller has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Seller, the Stockholders or the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)              Seller and the Stockholders are not aware of and do not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20            Employee Benefit Matters.

(a)             Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)               Seller has made available to Buyer accurate, current and complete copies of all documents relating to each Benefit Plan.

(c)               As of the Closing Date, the Company has fully satisfied and paid all Liabilities arising under any of its Benefit Plans, including Liabilities reflected on the Interim Balance Sheet or those that arose after the Interim Balance Sheet Date, and the Company has no Liability under its Benefit Plans for any periods prior to the Closing Date.

(d)               Each Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(e)               Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I of ERISA or any Liability whatsoever under Title IV of ERISA, or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(f)                With respect to each Benefit Plan (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iii) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code, (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.20(a) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(g)               Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a similar termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)               Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(i)                 There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j)                 There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(k)               Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l)                 Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(m)             Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21            Employment Matters.

(a)               Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)               The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to the Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat, to the Seller’s Knowledge, of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)               The Company is, and for the past three years has been, in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.22           Taxes.

(a)             All Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)             For the past six years, the Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)             None of the Company, the Stockholders or Seller have received written notice from any taxing authority in any jurisdiction where the Company does not file Tax Returns indicating that the Company is, or may be, subject to Tax by that jurisdiction.

(d)             No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of the Company, other than automatic extensions to the due dates of Tax Returns obtained in the ordinary course of business.

(e)             The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years). For U.S. federal income Tax purposes, the Company uses the accrual method of accounting, and uses the calendar year for its taxable year. The Company has not incurred any Liabilities for Taxes since the date of the Latest Balance Sheet outside the Ordinary Course of Business.

(f)               Section 3.22(f) of the Disclosure Schedules sets forth:

(i)              the taxable years of the Company for which examinations by the taxing authorities have, to the Seller’s Knowledge, been completed, along with the applicable taxing jurisdiction, amount and type of Tax at issue;

(ii)             the jurisdictions in which the Company files Tax Returns or has paid any Taxes, including on a “nexus” basis in connection with the ownership, operation or management of the Company’s business or assets, in all cases solely since January 1, 2015; and

(iii)            those taxable years for which examinations by taxing authorities are presently being conducted.

(g)               All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)             The Company is not a party to any Action by any taxing authority. There are no pending or, to the Seller’s Knowledge, threatened Actions by any taxing authority, nor has the Company received from any foreign, U.S. federal, state or local taxing authority (including jurisdictions where the Company has filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or a (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company.

(i)               Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after January 1, 2015.

(j)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)              The Company is not a party to, or bound by, any Tax Sharing Agreement.

(l)               No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)            The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than as a disregarded subsidiary of the Seller). The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of applicable state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(n)            The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any Post-Closing Tax Period as a result of:

(i)               any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of the cash method or an improper method of accounting, for a Pre-Closing Tax Period;

(ii)              an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)            a prepaid amount received on or before the Closing Date;

(iv)             any closing agreement under Section 7121 of the Code, or similar provision of applicable state, local or foreign Law;

(v)              an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law);

(vi)             an inclusion under Code Section 965(a) or any election under Section 965(h) or Section 965(i) of the Code;

(vii)          an income inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) in a Pre-Closing Tax Period; or

(viii)        any election under Section 108(i) of the Code.

(o)            Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p)           The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 or Section 361 of the Code.

(q)             The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)             (i) Section 3.22(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment; (ii) the Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8; and (iii) the Company has not transferred an intangible, the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)             The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(t)             The Company has (i) properly collected all sales Taxes required to be collected in the time and manner required by any applicable Law and remitted all such sales Taxes and applicable use Taxes to the applicable taxing authority in the time and in the manner required by any applicable Law, (ii) returned all sales Taxes erroneously collected from any Person to such Person (or, if such Person cannot be located or is no longer in business, remitted such sales Tax to the appropriate taxing authority) in the time and in the manner required by any applicable Law and (iii) collected and maintained all resale certificates and other documentation required to qualify for any exemption from the collection of sales Taxes.

(u)            The Seller, the Company and the Stockholders have caused the Pre-Closing Restructuring to occur at least one day prior to the Closing Date. The Company was, and has always been, an “S corporation” (within the meaning of the Section 1361 of the Code) until the effective time of the Pre-Closing Restructuring, at which time the Company became a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(a)(i) of the Code) and the Seller was, and always has been since its formation, an “S corporation” (within the meaning of the Section 1361 of the Code).

Notwithstanding the foregoing, nothing in this Section 3.22 (or otherwise in this Agreement), other than the representations set forth in Sections 3.22(k), 3.22(l), 3.22(m), 3.22(n), 3.22(p), 3.22(r)(ii), 3.22(r)(iii), and 3.22(u), shall be construed as a representation or warranty regarding the Taxes of the Company arising in any Post-Closing Tax Period, based on the validity of the tax assets or attributes of the Company or the continuation of conduct of Buyer (or its Affiliates, including, after the Closing, the Company) after the Closing with respect to Taxes or Tax Return positions of the Company.

Section 3.23       Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company, Seller or the Stockholders.

Section 3.25       Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller and Stockholders that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01       Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each of the Transaction Documents has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) each such agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the federal and state securities laws.

Section 4.03       Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04       Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06       Full Disclosure. No representation or warranty by Buyer in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.07       Non-Reliance. Buyer acknowledges and agrees that: (a) none of the Company, Seller or the Stockholders, nor any of their respective Representatives, has made or is making any representations or warranties whatsoever, express or implied, regarding the Company, the subject matter of this Agreement or otherwise, except as expressly set forth in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement; and (b) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer is not relying and has not relied on any representations or warranties whatsoever, express or implied, or on any other information or materials provided or made available to Buyer, regarding the Company, the subject matter of this Agreement or otherwise, except for the representations and warranties expressly set forth in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement.

ARTICLE V

Covenants

Section 5.01       Confidentiality. From and after the Closing, Seller and the Stockholders shall hold in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller and the Stockholders can show that such information (a) is generally available to and known by the public through no fault of Seller or the Stockholders, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller or the Stockholders, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or the Stockholders or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by their counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02       Non-competition; Non-solicitation

(a)          For a period equal to the longer of (i) five years following the Closing Date and (ii) one year after the termination of the applicable Seller’s Employment Agreement (the “Restricted Period”), neither Seller nor either Stockholder shall, or shall permit any of his Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller and the Stockholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or the Stockholders are not controlling Persons of, or members of a group which controls, such Person and if Seller and the Stockholders do not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)         During the Restricted Period, neither Seller nor either Stockholder shall, nor shall the Seller or the Stockholders permit any of his Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.02(b) shall prevent Seller, the Stockholders or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           During the Restricted Period, neither the Stockholder nor either Seller shall, nor shall Seller or either Stockholder permit any of his Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)           Seller and the Stockholders acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and they each hereby agree that in the event of a breach or a threatened breach by Seller or the Stockholders of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)          Seller and the Stockholders acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f)           Nothing in this Section 5.02 shall prohibit Warden Trading Associates Ltd. from owning an equity interest in Elmec Ltd.

Section 5.03       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), neither Seller nor either Stockholder shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer, and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04       Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.05       Key Employee Employment Arrangements. Effective as of the Closing, Buyer will cause the Company to execute the Employment Agreement of each Key Employee, the form of which is attached hereto as Exhibit B.

Section 5.06    Employee Matters.

(a)           The Company shall take all actions necessary and appropriate (including fully vesting participants in their account balances and funding all employer contributions through the Closing Date) to terminate the Company’s SEP IRA Plan, effective no later than the day immediately preceding the Closing Date. The form of the resolutions terminating the Company’s SEP IRA Plan shall be reasonably satisfactory to Buyer, which shall be afforded a reasonable opportunity to review such resolutions.

(b)           Buyer shall offer enrollment commencing January 1, 2020 in Buyer’s welfare plans and tax-qualified retirement plans (excluding any severance plan, equity incentive plan, defined benefit plan, nonqualified deferred compensation plan, post-retirement welfare plan, or other legacy-type plans, if applicable) to those employees of the Company who continue employment with the Company through and after the Closing Date (“Continuing Employees”), in each case on terms and conditions substantially similar to the terms and conditions applicable to similarly-situated employees of Buyer. For purposes of Buyer’s plans described in the foregoing sentence, Buyer shall give each Continuing Employee service credit for employment with the Company for purposes of eligibility, vesting, and, with respect to vacation or paid time-off only, benefit accrual, as if such service had been performed with Buyer, except to the extent such service crediting would result in a duplication of benefits.

(c)          The provisions of this Section 5.06 are solely for the benefit of the parties to this Agreement, and no current or former employee of the Company shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Section 5.06 be deemed to (i) establish, amend or modify any Benefit Plan, (ii) alter or limit the ability of the Company or Buyer to amend, modify or terminate any Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Company, Buyer, or any of their respective Affiliates.

ARTICLE VI
Tax Matters

Section 6.01       Tax Returns. Buyer shall prepare and file any Tax Returns of the Company that relate to a Pre-Closing Tax Period (including a Straddle Period) other than Tax Returns required by Law to be filed by Seller (including, for the avoidance of doubt, Tax Returns reflecting the Deemed Asset Sale Treatment). If any such Tax Return shall be used by the Buyer as the basis of a request for payment of Indemnified Taxes by the Seller or Stockholders, then Buyer shall submit such Tax Return to the Seller (together with schedule, statements and, to the extent requested by the Seller, supporting documentation) as soon as reasonably practicable before the due date thereof (including extensions). If Seller objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If Seller does not provide a written notice of objection within ten days after delivery of the Pre-Closing Tax Return, it shall be deemed to have accepted Buyer’s position on such Pre-Closing Tax Return. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution, if deemed necessary by the Independent Accountant. One-half of the costs, fees and expenses of the Independent Accountant shall be borne by Buyer, and the other half of such expenses shall be borne by Seller. The Seller will pay (i) all Indemnified Taxes owed with respect to any Tax Return of the Company for any taxable period ending on or prior to the Closing Date and any Straddle Period, and (ii) the out-of-pocket cost of preparing any such Tax Returns (provided, that the Seller will only be responsible for the cost of preparing any Tax Return in respect of a Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period) in each case no later than five (5) days prior to the due date thereof.

Section 6.02       Termination of Existing Tax Sharing Agreements. Any and all existing Tax Sharing Agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller, the Stockholders or any of their Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03       Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Indemnified Taxes:

(a)           in the case of Taxes (i) based upon, or related to, income, gross receipts, profits, wages, capital or net worth, or (ii) imposed in connection with the sale, transfer or assignment of property, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

Section 6.04       Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price and the Liabilities of the Company (plus any other amounts properly treated as consideration for U.S. federal income Tax purposes) among the assets of the Company and the restrictive covenants set forth on Schedule 5.02 for all Tax purposes in accordance with Code Section 1060 and an allocation schedule to be prepared by Buyer within 90 days after the Closing Date (the “Allocation Schedule”). The Allocation Schedule will be binding upon the Parties. Seller, Buyer and their Affiliates will report and file Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule. None of the Seller, Stockholders, Buyer, or any of their Affiliates will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by a “determination,” within the meaning of Section 1313(a) of the Code or similar provision of state, local or foreign Law. If the Allocation Schedule is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly provide notice to Seller or Buyer, as applicable. The Parties shall jointly update the Allocation Schedule in a manner consistent with this Section 6.04 in the case of any adjustment to the Purchase Price hereunder, but acknowledge and agree that any increase in the Purchase Price as a result of the Earn-Out Payment is allocable entirely to Class VII assets (goodwill and going-concern value).

Section 6.05       Tax Gross-Up. Within 30 days after the final Allocation Schedule is determined pursuant to Section 6.04 (and to be updated after the computation of the Earn-Out Payment, as finally computed pursuant to Section 7.01), the Seller shall prepare and deliver to Buyer a calculation (with reasonable supporting detail and consistent with the Allocation Schedule) of the amount of additional proceeds required to be received by the Seller to cause the Seller and Stockholders to be in the same after-Tax position they would have been in if the Pre-Closing Restructuring had not been effectuated, the Stockholders had sold the Shares directly to the Buyer, and the Deemed Asset Sale Treatment had not applied, as determined on a “with and without” basis (such additional proceeds, an “Excess Tax Payment” and such calculation, an “Excess Tax Payment Proposal”). If the Buyer does not object to the Excess Tax Payment Proposal within 30 days, the Buyer shall pay the Excess Tax Payment to the Seller within ten days after the expiration of the 30-day period. If the Buyer does object to the Excess Tax Payment Proposal, then the Seller and the Buyer shall negotiate in good faith and shall use their commercially reasonable efforts to agree upon the amount of the Excess Tax Payment to which the Seller is entitled within 30 days of the Buyer’s objections. In the event such mutual agreement cannot be achieved, the Buyer shall engage the Independent Accounting Firm to serve as an independent expert to determine the Excess Tax Payment amount (such determination to be consistent with the Allocation Schedule and otherwise with this Agreement), the costs of which are to be shared equally among the Buyer, on the one hand, and the Seller, on the other hand. The determination of the Independent Accounting Firm shall be binding upon the Buyer and the Seller, and the Buyer shall pay the amount of the Excess Tax Payment determined by the Independent Accounting Firm to the Seller within ten days after the Independent Accounting Firm makes its determination. For the avoidance of doubt, Excess Tax Payment shall take into account (i) any incremental Taxes borne by the Stockholders as a result of any allocation to the restrictive covenants set forth on Schedule 5.2 and (ii) any Taxes imposed on the Excess Tax Payment.

Section 6.06       Refunds. If the Buyer or its Affiliates determines that there has been an overpayment with respect to Taxes of the Company arising in a Pre-Closing Tax Period (other than as arising from a carryback of any Tax attributes generated in a Post-Closing Tax Period, and other than any refund related to the “Disputed NY Tax Payment” (as defined in Section 3.08(x)(1) of the Disclosure Schedule)) that were paid by the Company prior to the Closing Date or are paid by the Seller pursuant to Section 6.01 or by the Seller or a Stockholder under Section 8.02(d), the Buyer shall promptly pay an amount equal to such overpayment, and the interest actually received thereon from the applicable Governmental Authority, net of any reasonable, documented, out-of-pocket costs or expenses (including Taxes) attributable thereto or to the receipt thereof, to the Seller upon actual receipt by the Company or its Affiliates (or upon actual crediting against Taxes otherwise actually payable by the Company or its Affiliates), net of any amounts Buyer or its Affiliates (including the Company after the Closing) are actually and currently owed by the Seller or the Stockholders pursuant to Section 6.01 or Article VIII (including pursuant to limitations imposed on Section 8.04(e)(ii)). To the extent any amounts paid to the Seller pursuant to this Section 6.06 are required to be repaid by the Buyer or its Affiliates to a Governmental Authority, the Seller shall repay such amount (together with any interest payment that had been paid together therewith to Seller), within five (5) days of receiving notice from Buyer.

Section 6.07       Contests. Buyer agrees to give prompt written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action relating to Taxes or a Tax Return of the Company, in respect of which an indemnity may be sought by Buyer pursuant to Article VIII (a “Tax Claim”); provided, that any delay by Buyer in notifying Seller of a Tax Claim pursuant to this provision shall not affect Buyer’s right to indemnification hereunder, except to the extent that Seller is actually and materially prejudiced as a result of such delay. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of their choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.08       Cooperation and Exchange of Information. Seller, the Stockholders and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in preparing or filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller, the Stockholders and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. The Party requesting assistance pursuant to this Section 6.08 shall promptly, upon receiving written request, reimburse the other Party for all reasonable, documented, out-of-pocket costs associated therewith.

Section 6.09       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by fifty percent by Buyer and fifty percent by Seller when due. The Party obligated under applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Parties shall cooperate with respect thereto as necessary).

Section 6.10       Certain Reporting Matters. The Buyer and its Affiliates (including, after the Closing, the Company) agree that any income Tax deductions arising from costs or expenses that are paid by the Company on or prior to the Closing Date (or are otherwise economically borne by the Seller or the Stockholders as a result of being paid by the Seller or a Stockholder under Article VIII), will be reported on Tax Returns of the Seller to the extent permitted under applicable Law.

Section 6.11       Overlap. To the extent that any obligation or responsibility pursuant to Section 8.05 may conflict with an obligation or responsibility pursuant to Section 6.07 with respect to a Tax Claim, the provisions of this Section 6.07 shall govern.

Section 6.12       Adjustments for Tax Purposes. Any payments made pursuant to Section 6.01, Section 6.05, Section 6.06, or Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

ARTICLE VII
Earn-Out Payment

Section 7.01       Earn-Out.

(a)            Earn-Out Payment. As additional consideration for the Shares, as and when required pursuant to Section 7.01(c), Buyer shall pay to Seller the following payment, if and to the extent earned (the “Earn-Out Payment”), calculated as follows:

(i)                 If the Company’s Adjusted EBITDA for the Earn-Out Period is less than or equal to $3,100,000, the Earn-Out Payment shall be $0.00;

(ii)              If the Company’s Adjusted EBITDA for the Earn-Out Period is greater than $3,100,000 but is equal to or less than $5,100,000, the Earn-Out Payment will be the amount by which the Company’s Adjusted EBITDA exceeds $3,100,000, multiplied by 0.7;

(iii)            If the Company’s Adjusted EBITDA for the Earn-Out Period is greater than $5,100,000 but is equal to or less than $7,100,000, the Earn-Out Payment will be (x) $1,400,000 (representing the maximum amount payable pursuant to Section 7.01(a)(ii) in respect of an Adjusted EBITDA of $5,100,000 for the Earn-Out Period), plus (y) the amount by which the Company’s Adjusted EBITDA exceeds $5,100,000, multiplied by 0.5. In no event shall the Earn-Out Payment exceed $2,400,000. No Earn-Out Payment shall be payable with respect to the Company’s Adjusted EBITDA for amounts in excess of $7,100,000.

(b)            Procedures Applicable to Determination of the Earn-Out Payment.

(i)                 On or before the date that is 90 days after the last day of the Earn-Out Period (the “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (the “Earn-Out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the Earn-Out Period and its calculation of the resulting Earn-Out Payment (the “Earn-Out Calculation”), and enclosing or attaching copies of all documents, records and work papers used or created in connection with preparation of the Earn-Out Calculation Statement and the Earn-Out Calculation set forth thereon.

(ii)              Seller shall have 30 days after receipt of the Earn-Out Calculation Statement (the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Earn-Out Review Period, Seller and its accountants shall have the right to inspect the books and records of the Company, the Buyer, their respective Affiliates, in each case during normal business hours at the Company's, the Buyer’s, or such Affiliate’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-Out Payment. Prior to the expiration of the Earn-Out Review Period, Seller may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Earn-Out Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the Parties hereto. If Seller timely delivers an Earn-Out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Earn-Out Payment. If Buyer and Seller are unable to reach agreement within 15 days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the Parties hereto. The fees and expenses of the Independent Accountant shall be borne by Buyer.

(c)               Timing of Payment of Earn-Out Payment. Subject to Section 7.01(e), any Earn-Out Payment that Buyer is required to pay pursuant to Section 7.01(a) hereof shall be paid in full no later than ten calendar days following the date upon which the determination of Adjusted EBITDA for the Earn-Out Period becomes final and binding upon the Parties as provided in Section 7.01(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice). Buyer shall pay to Seller the applicable Earn-Out Payment in cash by wire transfer of immediately available funds to the Account.

(d)               Post-closing Operation of the Company. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith or that would have the purpose of avoiding or reducing any Earn-Out Payment hereunder. Notwithstanding the foregoing, Buyer has no obligation to achieve any Earn-Out Payment or to maximize the amount of any Earn-Out Payment.

(e)             Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 7.01 the amount of any (i) Taxes actually and currently owed pursuant to Section 6.01 and (ii) Losses to which any Buyer Indemnified Party may be entitled under Article VIII of this Agreement.

(f)              No Security. The Parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as security holders of Buyer or the Company as a result of Seller’s contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

ARTICLE VIII
Indemnification

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.03, Section 3.19, Section 3.20, Section 3.22 and Section 4.01 shall survive for the full period of the statutes of limitations applicable to the subject matter thereof (giving effect to any waiver, mitigation or extension thereof) plus 60 days; and provided further, that the representations and warranties contained Section 3.12 shall survive the Closing and shall remain in full force and effect until the date that is twenty four (24) months from the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02       Indemnification by Seller and the Stockholders. Subject to the other terms and conditions of this Article VIII, Seller and the Stockholders shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)              any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (without duplication for Losses described in Section 8.02(d), and other than in respect to Section 3.12, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Section 8.02(c)), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or the Stockholders pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)             (x) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 3.12 of this Agreement (as modified by any section of the Disclosure Schedule relating thereto), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), and (y) the determination by a court of competent jurisdiction, that the Company has infringed, misappropriated or otherwise violated or made unauthorized use of or violated any terms of use of any Intellectual Property of any other Person, or engaged in unfair competition in the course of operating its business, or that any product designed, produced, developed, marketed, tested, sold, licensed, built, operated, provided, distributed, or otherwise disposed of by the Company, or any method or process used in the manufacturing or provision of any such product infringes, violates, or makes unlawful or unauthorized use of or violates any terms of use of any Intellectual Property of, or contains any Intellectual Property misappropriated from, any other Person ((x) and (y) are herein collectively referred to as “IP Losses”); provided, however, that the Buyer Indemnitees shall not be indemnified for any IP Losses that are incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of (i) any Action threatened by any Buyer Indemnitee, (ii) any Action brought by any Buyer Indemnitee, and/or (iii) the settlement, by contract or otherwise, of any Action that has been threatened by any Buyer Indemnitee or any other Person but that has not yet been brought; and provided, further, that the Buyer Indemnitees shall not be indemnified for any IP Losses that are incurred or sustained by, or imposed upon, the Buyer Indemnitees at any time after the occurrence of any event or circumstance described in the above clauses (i) through (iii) of this Section 8.02(c); or

(d)              any Indemnified Taxes.

Section 8.03       Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of the Seller, the Stockholders and their respective Affiliates (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)             any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)             Seller and the Stockholders shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $30,000 (the “Basket”), in which event Seller and the Stockholders shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller and the Stockholders shall be liable pursuant to Section 8.02(a) shall not exceed $600,000 (the “Cap”).

(b)            The aggregate amount of all Losses for which Seller and the Stockholders shall be liable pursuant to Section 8.02(c) shall not exceed $600,000 (the “IP Cap”). This amount is separate and in addition to amount of Seller’s and the Stockholders’ indemnification obligation under Section 8.02(a). If an indemnification claim by a Buyer Indemnitee could relate to either Section 8.02(a) or 8.02(c), it shall be deemed to be made under both Section 8.02(a) or 8.02(c), and Buyer shall have the right to determine during or at the conclusion of the resolution of the indemnification claim which Section it shall be deemed to have been indemnified under.

(c)            No claims for indemnification under Section 8.02(c) may be made after the second annual anniversary of the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a Buyer Indemnified Party to Seller prior to the second annual anniversary of the Closing Date shall survive until finally resolved.

(d)            Buyer shall not be liable to Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(e)            Notwithstanding the foregoing, (i) the limitations set forth in Section 8.04(a) and Section 8.04(d) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03, Section 3.19, Section 3.22 and Section 4.01, and (ii) the maximum amount the Seller and the Stockholders shall be required to pay under Section 8.02 shall be such amount of the Purchase Price as has been actually paid to Seller by Buyer.

Section 8.05       Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)             Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller or the Stockholders, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (x) that seeks an injunction or other equitable relief against the Indemnified Party; or (y) with respect to an Third Party Claim made against a Buyer Indemnified Party, seeks an amount of damages that is either in excess of Seller’s and the Stockholders’ maximum indemnification obligation for such Third Party Claim or seeks an unspecified sum of damages that reasonably could exceed or Seller’s and the Stockholders’ maximum indemnification obligation for such Third Party Claim. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller, the Stockholders and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)             Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to the creation of a non-financial obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)             Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise actually prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 30 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds (provided that any obligations owing to Buyer shall be satisfied first by making Buyer a claim against the Escrow Amount pursuant to the terms of the Escrow Agreement, and thereafter by offsetting against the amounts, if any then due and owing to Seller pursuant to Article VII). The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 30 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to include the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 8.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 8.08       Insurance. Payments by an Indemnifying Party in respect of any Losses pursuant to this Article VIII shall be limited to the amount of Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payments actually received by the Indemnified Party in respect of any such claim, in each case less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks.

Section 8.09       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.10       Exclusive Remedies. Subject to Section 5.02 and Section 9.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s criminal or intentional fraud or misconduct.

ARTICLE IX

Miscellaneous

Section 9.01       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller or the Stockholders:	David Therrien 212 Delano Drive North Kingstown, RI 02852 908-963-1831 Therrien15@gmail.com and Richard De Felice 130 Pickle Road Califon, NJ 07830 908-672-2725

with a copy to:	Howell Legal Inc. 19 Bassett Street, Suite 220 Providence, RI 02903 Attn: Theodore Howell Email: ted@howell-legal.com Phone: (401) 868-0316

If to Buyer:	RF Industries, Ltd. 7610 Miramar Road, Building 6000 San Diego, CA 92126 Attention: Rob Dawson Facsimile: (858) 549-6345 E-mail: rdawson@rfindustries.com Attention: Chief Executive Officer

with a copy to:	TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles CA 90067 Facsimile: (310) 201-4746 E-mail: ibenko@troygould.com Attention: Istvan Benko

Section 9.03       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.02(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 9.08       No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)             This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to Parties residing in California, without regard to applicable principles of conflicts of law. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the City of San Diego, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. Any process in any action or proceeding commenced in such courts may be served upon the applicable Parties by mailing the same by certified mail, return receipt requested, to the party at his or its address set forth in Section 9.02. Any such service shall be deemed to have the same force and effect as personal service within the State of California.

(b)             Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the other transaction documents is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other transaction documents or the transactions contemplated hereby or thereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10(b).

Section 9.11       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Richard De Felice
Richard De Felice

/s/ David Therrien
David Therrien

RF INDUSTRIES, LTD.

By:	/s/ Robert Dawson
	Name:	Robert Dawson
	Title:	Chief Executive Officer

DRC Technologies, Inc.

By:	/s/ David Therrien
	Name:	David Therrien
	Title:	President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]